                                                                EXHIBIT 99B

                  EXECUTIVE DEFERRED COMPENSATION PLAN

                          HON INDUSTRIES Inc.


























                    As Adopted on November 11, 1996

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                           TABLE OF CONTENTS
                           -----------------
                                                                    Page
                                                                    ----

AMENDMENT AND RESTATEMENT . . . . . . . . . . . . . . . . .           1
      Amendment and Restatement . . . . . . . . . . . . . .           1
      Purposes  . . . . . . . . . . . . . . . . . . . . . .           1
      Application of the Plan . . . . . . . . . . . . . . .           1


DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .           1
      Definitions . . . . . . . . . . . . . . . . . . . . .           1
              Gender and Number   . . . . . . . . . . . . .           3


ELIGIBILITY AND PARTICIPATION . . . . . . . . . . . . . . .           3
      Eligibility . . . . . . . . . . . . . . . . . . . . .           3
      Participation . . . . . . . . . . . . . . . . . . . .           3
      Partial Year Participation  . . . . . . . . . . . . .           4


DEFERRAL OPPORTUNITY  . . . . . . . . . . . . . . . . . . .           4
      Deferral Election . . . . . . . . . . . . . . . . . .           4
      Deferral Amount . . . . . . . . . . . . . . . . . . .           5
      Adjustment in Deferral Amount . . . . . . . . . . . .           5
      Length of Deferral  . . . . . . . . . . . . . . . . .           5
      Form of Payment . . . . . . . . . . . . . . . . . . .           5
      Termination from Service Other Than Retirement  . . .           6
      Death Benefit . . . . . . . . . . . . . . . . . . . .           6
      Financial Hardship  . . . . . . . . . . . . . . . . .           7
      Vesting   . . . . . . . . . . . . . . . . . . . . . .           7
      Funding   . . . . . . . . . . . . . . . . . . . . . .           7
      Deduction Issues  . . . . . . . . . . . . . . . . . .           8


INDIVIDUAL ACCOUNTS . . . . . . . . . . . . . . . . . . . .           8
      Participants' Accounts  . . . . . . . . . . . . . . .           8
      Charges Against Accounts  . . . . . . . . . . . . . .           8
      Participant Statements  . . . . . . . . . . . . . . .           9


ADMINISTRATION  . . . . . . . . . . . . . . . . . . . . . .           9
      Administration  . . . . . . . . . . . . . . . . . . .           9
      Decisions Binding . . . . . . . . . . . . . . . . . .           9
      Expenses  . . . . . . . . . . . . . . . . . . . . . .           9
      Indemnification and Exculpation . . . . . . . . . . .           9


BENEFICIARY DESIGNATION . . . . . . . . . . . . . . . . . .           9
      Designation of Beneficiary  . . . . . . . . . . . . .           9
      Death of Beneficiary  . . . . . . . . . . . . . . . .          10
      Ineffective Designation . . . . . . . . . . . . . . .          10

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Withholding of Taxes  . . . . . . . . . . . . . . . . . . .          10


CHANGE IN CONTROL, AMENDMENT, AND TERMINATION . . . . . . .          10
      Change in Control . . . . . . . . . . . . . . . . . .          10
      Plan Amendment and Termination  . . . . . . . . . . .          11


CLAIMS PROCEDURE  . . . . . . . . . . . . . . . . . . . . .          12
      Initial Claim . . . . . . . . . . . . . . . . . . . .          12
      Denial of Claim . . . . . . . . . . . . . . . . . . .          12
      Review of Claim Denial  . . . . . . . . . . . . . . .          12


MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .          12
      Unfunded Plan . . . . . . . . . . . . . . . . . . . .          12
      Nontransferability  . . . . . . . . . . . . . . . . .          13
      Successors  . . . . . . . . . . . . . . . . . . . . .          13
      Severability  . . . . . . . . . . . . . . . . . . . .          13
      Applicable Law  . . . . . . . . . . . . . . . . . . .          13

HON INDUSTRIES INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

1.    AMENDMENT AND RESTATEMENT
      -------------------------

      1.1. Amendment and Restatement. HON INDUSTRIES Inc., an Iowa corporation (the "Company"), hereby amends and restates, effective as of January 1, 1997(the "Effective Date"), the HON INDUSTRIES Inc. Salary Deferral Plan (the "Plan"), a deferred compensation plan for its eligible members, to be known as of the Effective Date as the "HON INDUSTRIES Inc. Executive Deferred Compensation Plan".

      1.2. Purposes. The purpose of the Plan is to give eligible executives the opportunity to defer the receipt of compensation to supplement their retirement savings and to achieve their personal financial planning goals.

      1.3. Application of the Plan. The terms of the Plan, as amended and restated, shall apply only to eligible executives who are in the active employ of the Company or its Subsidiaries on and after the Effective Date.

2.    DEFINITIONS
      -----------

      2.1. Definitions. Whenever used in the Plan, the following terms shall have the meaning set forth below and, when the defined meaning is intended, the term is capitalized:

      (a) "Account" shall mean the individual bookkeeping account established for each Participant, including any subaccounts established under the Plan, for the purpose of crediting a Participant's deferrals and earnings hereunder, as further described in Section 5.1.

      (b) "Annual Bonus" means bonus awards awarded by the Company to a Participant as provided in the HON INDUSTRIES Inc.
            Executive Bonus Plan.

      (c) "Base Salary" means the annualized salary as of the close of each Plan Year, including all regular basic wages before reduction for any amounts deferred on a tax-qualified or nonqualified basis, payable in cash to a Participant for services rendered during the Plan Year. For certain employees, Base Salary shall include commissions. Base Salary shall exclude bonuses, incentive compensation, special fees or awards, allowances, or any other form of premium or incentive pay, or amounts designated by the Company as payment toward or reimbursement of expenses.

      (d)   "Board of Directors" means the board of directors of the Company.

      (e) "Cash Profit Sharing" means amounts paid by the Company under the Cash Profit Sharing Plan.

      (f) "Cash Profit Sharing Plan" means the HON INDUSTRIES Inc. Cash Profit Sharing Plan, or any successor Plan thereto.

      (g)   "Code" means the Internal Revenue Code of 1986, as amended.

      (h) "Committee" means the Human Resources and Compensation Committee of the Board of Directors.

      (i) "Compensation" means the remuneration paid or awarded to the Participant by the Company or an Employer as Base Salary, Annual Bonus, Cash Profit Sharing or as an LTIP Award.

      (j)   "Company" means HON Industries Inc., an Iowa corporation.

      (k) "Deferred Amount" means, with respect to a Participant, the Compensation deferred for a Plan Year under the Plan pursuant to the Participant's election in accordance with
            Section 4.1 for such Plan Year.

      (l) "Employer" means the Company, and any Subsidiary which adopts the Plan or which continues the Plan as a successor under Section 11.3.

      (m) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto.

      (n) "LTIP Award" means any payment made pursuant to the HON INDUSTRIES Inc. Executive Long-Term Incentive Compensation Plan.

      (o) "Participant" means an individual who satisfies the requirements of Section 3.1.

      (p) "Plan Year" means the consecutive 12-month period beginning each January 1 and ending December 31.

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      (q)   "Prime Rate" means the interest rate charged by the Northern
            Trust Company, Chicago, Illinois on corporate loans made to their best customers as of the first business day coincident with or immediately following the January 1 of each Plan Year.

      (r) "Retirement" means the discontinuance of employment with the Company and its Subsidiaries after the attainment of age 65, or age 55 with ten years of service with an Employer.

      (s) "Subsidiary" means a corporation which is wholly owned by the Company.


      (t) "Termination from Service" means the discontinuance of employment with the Company and its Subsidiaries by reason of resignation, discharge, Retirement, disability, or death. A transfer of employment from the Company or a Subsidiary to another Subsidiary shall not constitute a Termination from Service.

      2.2. Gender and Number. Except when otherwise indicated by the context, any masculine term used in the Plan also shall include the feminine gender; and the definition of any plural shall include the singular and the singular shall include the plural.

3.          ELIGIBILITY AND PARTICIPATION
            -----------------------------

      3.1. Eligibility. Subject to Section 9.1, participation in the Plan shall be limited to those executive employees of the Company and its Subsidiaries who are eligible to participate in the HON
INDUSTRIES Inc. Executive Bonus Plan.

      3.2. Participation. Eligible executive employees shall be notified of their ability to participate prior to the beginning of each Plan Year in which they are eligible, or as soon as administratively possible thereafter.

      No employee shall have the right to be selected to participate in the Plan or, having been so selected, to be selected to participate in any future Plan Year. Further, nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant a right to continue in the employ of the Company, and all Participants shall remain subject to change of salary and other terms of employment, transfer, change of job, discipline, layoff, discharge, or any other change of status.

      In the event a Participant ceases to be eligible for continued participation in the Plan for any reason, such individual shall become an inactive Participant, retaining all the rights relating to previous deferrals as described under the Plan, except the right to make any further deferrals, until such time that such individual again is determined by the Committee to be an active Participant.

      3.3. Partial Year Participation. In the event that an individual becomes eligible to participate in the Plan after the beginning of a Plan Year, the Company may allow such individual to elect a deferral amount pursuant to Section 4.1 for such Plan Year within thirty (30) calendar days after the individual becomes eligible to so participate (but before the end of such Plan Year and subject to Section 4.1's six month requirement for LTIP Awards). An election submitted pursuant to this Section 3.3 shall apply only to Compensation earned or awarded for the Plan Year during the period subsequent to the date on which a valid election to defer is received by the Company from that Participant.

4.          DEFERRAL OPPORTUNITY
            --------------------

      4.1. Deferral Election. For each Plan Year, each Participant may elect to defer the payment of one or more components of Compensation earned or awarded for a Plan Year as set forth in Section 4.1(a) by filing a form prescribed by the Company prior to the beginning of such Plan Year. The election for any Plan Year shall be made at any time before the commencement of such Plan Year and shall be effective as of the beginning of such Plan Year, except that any election to defer an LTIP Award pursuant to Section 4.1(a)(4) shall be made not less than six months prior to the commencement of such Plan Year. An election under this Section 4.1 shall be irrevocable with respect to the Deferred Amount for the Plan Year for which the election is in effect. Each Participant's election shall specify:

      (a) The Deferred Amount, expressed as percentage or a flat dollar amount of each of:

            (1) The Participant's Base Salary earned during the Plan Year (or such shorter period commencing on the date of the Participant's election under this Section);

            (2)   The Participant's Annual Bonus awarded for the Plan
                  Year;

            (3) The Participant's Cash Profit Sharing payable during the Plan Year;

            (4) The Participant's LTIP Award which vests during the Plan Year with respect to the award period which ended as of the end of the immediately preceding Plan Year; and

            (5) Any other amounts designated by the Company from time to time.

      (b) Subject to Section 4.4, the future Plan Year in which, as of January 31 of such Plan Year, each Deferred Amount designated in subsections (a)(1) through (5) and earnings credited thereon is payable; and

      (c) The form of payment of each Deferred Amount designated in subsections (a)(1) through (5), and earnings credited thereon.

      4.2. Deferral Amount. A Participant may elect to defer all or a portion of his Compensation earned or awarded for a Plan Year, as set forth in Section 4.1(a).

      4.3. Adjustment in Deferral Amount. The Deferred Amounts credited to the Participant's Account shall be credited as of the last day of each month with earnings, computed on a monthly basis and compounded monthly, in an amount equal to the product of the ending monthly balance credited to the Participant's Account, multiplied by a rate equal to one (1) percentage point above the current Prime Rate. Notwithstanding the foregoing, no earnings shall be credited to a Participant's Account after the Participant incurs a Termination from Service, with or without cause, for reasons other than Retirement, disability, or death.

      4.4. Length of Deferral. Each Participant must elect the subsequent Plan Year in which a Deferred Amount, and earnings credited thereon, is payable. Such amounts shall be payable as of January 31 of such subsequent Plan Year. The length of each period commencing on the date of the Participant's election and ending on the date of payment with respect to a Deferred Amount and earnings thereon, as elected by a Participant, for a Plan Year shall be not less than one (1) year following the end of the Plan Year for which the election is made.

      4.5.        Form of Payment.  Subject to Section 4.6, each
Deferred Amount, and earnings thereon, shall be payable in cash, and in the form, pursuant to the Participant's election under Section 4.1, of either:

      (a)   a single sum payment, or

      (b) up to fifteen annual installment payments. If the Participant elects payment in the form of installment payments, the initial installment payment shall be made in January of the Plan Year selected by the Participant. The remaining installment payments shall be made in January each year thereafter until the Participant's entire Account has been paid. During the installment payment period, earnings shall be credited with respect to the Participant's Account in the manner provided in Section 4.3. The amount of each installment payment shall be equal to the balance remaining in the Participant's Account (or, if the election is with respect to a subaccount, such subaccount) immediately prior to each such payment, multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the number of installment payments remaining, with the last installment consisting of the balance of the Participant's Account (or, as applicable, subaccount).

      A Participant's election of a form of payment with respect to a Deferred Amount shall be irrevocable. A Participant may, however, petition the Committee to allow payment of a Deferred Amount and earnings thereon to be made in any form otherwise available under the Plan, provided that such petition is made more than one year prior to the earlier of his Retirement or the date for payment commencement elected by the Participant with respect to such Deferral Amount and earnings thereon. The Committee, at its sole discretion, shall make a binding determination as to whether such alternative form of payment will be allowed.

      4.6.        Termination from Service Other Than Retirement.
Notwithstanding any election by a Participant pursuant to Section 4.1, in the case of any Participant who incurs a Termination from Service during a Plan Year for any reason other than Retirement, payment of the Participant's Account shall be made in a single sum payment, regardless of the form otherwise elected by the Participant, on or before January 31 of the calendar year following the effective date of such Termination from Service.

      4.7. Death Benefit. If a Participant dies with all or a portion of his Account unpaid, the remaining amount shall be paid to his beneficiary, as designated in accordance with Article 7, in the same form and manner as paid while the Participant was living. Upon the death of a Participant all rights and privileges of the Participant contained in this Article 4 of the Plan shall inure to the benefit of such Participant's designated beneficiary in accordance with Article 7.

      4.8. Financial Hardship. The Committee shall have the sole authority to alter the timing or manner of payment of a Participant's Account in the event that the Participant establishes, to the satisfaction of the Committee, severe financial and/or medical hardship at the time of distribution. In such event, the Committee may:

      (a) Provide that all or a portion of any Deferred Amount and earnings thereon be paid immediately in a single sum payment, or

      (b) Provide that all or a portion of the installments payable over a period of time shall be paid immediately in a single sum payment; or

      (c) Provide for such other installment payment schedule as deemed appropriate by the Committee under the circumstances.

      However, the amount distributed pursuant to this Section shall not exceed that amount which is reasonably necessary, as determined by the Committee, for the Participant to meet the financial and/or medical hardship at the time of distribution. A Participant's request for a payment for hardship reasons must be accompanied or supplemented by such evidence of hardship as the Committee may reasonably require.

      The severity of the financial and/or medical hardship shall be judged by the Committee. Severe financial and/or medical hardship will be deemed to exist in the event of the Participant's long and serious illness, impending bankruptcy, or other similar unforeseeable and extraordinary circumstances arising as a result of events beyond the control of the Participant. The Committee's decision with respect to the severity of financial and/or medical hardship and the manner in which, if at all, the payment of deferred amounts shall be altered or modified, shall be final, conclusive, and not subject to appeal.

      4.9. Vesting. A Participant shall have a full and immediate nonforfeitable interest in his Account at all times.

      4.10. Funding. The Company's obligations under the Plan shall in every case be an unfunded and unsecured promise to pay. Each Participant's or beneficiary's rights under the Plan shall be no greater than those of general, unsecured creditors of the Company. The amount of each Participant's Account shall be reflected on the accounting records of the Employer but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. No Participant shall have any right, title, or interest whatever in or to any investment reserves, accounts, or funds that the Employer may purchase, establish, or accumulate, and, except as provided in the next sentence, no Plan provision or action taken pursuant to the Plan shall create or be construed to create a trust or a fiduciary relationship of any kind between the Employer or the Company and a Participant or any other person. All amounts paid under the Plan shall be paid in cash from the general assets of the Employer, and the Company shall not be obligated under any circumstances to fund its financial obligations under the Plan, except that, notwithstanding the foregoing, the Company shall be obligated not later than upon the occurrence of a Change in Control (as defined in Section 9.1(b)), to transfer assets to one or more irrevocable grantor trusts established by the Company in an amount at least sufficient to provide for the obligations of the Company under the Plan as of the date of such transfer. The assets of any such trust shall at all times be subject to the claims of the general unsecured creditors of the Company and not be subject to the prior claim of any Participant or beneficiary under the Plan. Any such trust so established and the rights and obligations of any individual, the Company, and the trustee in such trust shall be governed exclusively by such trust; provided that the provisions of the Plan shall govern exclusively the rights of a Participant or beneficiary to benefits under the Plan.

      4.11. Deduction Issues. Notwithstanding the foregoing provisions of this Article 4, if the deduction of all or any portion of any payment otherwise due to be made by the Company under the Plan would be disallowed solely by reason of Section 162(m) of the Code, but for the operation of this Section, then such payment (or portion thereof) shall be deferred and made at the earliest time that Section 162(m) would not apply to disallow the corresponding deduction by the Company.

5.          INDIVIDUAL ACCOUNTS
            -------------------

      5.1. Participants' Accounts. The Company shall establish and maintain an Account for each Participant under the Plan for the benefit of such Participant, consisting of separate subaccounts for each Deferred Amount. Each subaccount shall be credited with a Participant's Deferred Amount at the time such amounts otherwise would have been paid to the Participant had such amounts not been deferred, and shall be credited with earnings in accordance with Section 4.3.

      5.2. Charges Against Accounts. There shall be charged against each Participant's Account any payments made to the Participant or to a Participant's beneficiary.

      5.3. Participant Statements. Statements that identify the Participant's Account balance shall be provided to Participants on a monthly basis.

6.          ADMINISTRATION
            --------------

      6.1. Administration. This Plan shall be administered by the Committee. The Committee shall have full power to construe and interpret the Plan, to decide questions arising under the Plan, and to take such other action as may be appropriate to carry out the purposes of the Plan.

      6.2. Decisions Binding. All determinations and decisions made by the Committee, pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, including the Company, its owners, employees, Participants and their estates and beneficiaries.

      6.3. Expenses. The expenses of administering the Plan shall be borne by the Company.

      6.4. Indemnification and Exculpation. The agents, officers, directors, and members of the Company and its Subsidiaries and the Committee shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company's written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person's gross negligence or willful misconduct.

7.          BENEFICIARY DESIGNATION
            -----------------------

      7.1. Designation of Beneficiary. Each Participant shall be entitled to designate a beneficiary or beneficiaries who, upon the Participant's death, will receive the amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant, and shall be in a form prescribed by the Committee. The Participant may change his or her designation of beneficiary at any time, on a form prescribed by the Committee. The filing of a new beneficiary designation form by a Participant shall automatically revoke all prior designations by that Participant.

      7.2. Death of Beneficiary. In the event that all the beneficiaries named by a Participant, pursuant to Section 7.1 herein, predecease the Participant, the deferred amounts that would have been paid to the Participant shall be paid to the Participant's estate.

      7.3. Ineffective Designation. In the event the Participant does not designate a beneficiary, or for any reason such designation is ineffective in whole or in part, the ineffectively designated amounts shall be paid to the Participant's estate.

8.          WITHHOLDING OF TAXES
            --------------------

      The Company shall have the right to deduct from all payments made pursuant to the Plan such amounts as it may reasonably estimate as sufficient to satisfy federal, state and local tax withholding requirements.

9.          CHANGE IN CONTROL, AMENDMENT, AND TERMINATION
            ---------------------------------------------

      9.1.        Change in Control.

      (a) A Participant shall retain rights to payment of all Deferred Amounts, including earnings credited in accordance with this Plan, in the event of a Change in Control.

      (b) For purposes of the Plan, a "Change in Control" means (i) the acquisition by any individual, entity or group (with the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this paragraph; or
(ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the

Company's shareholders, was approved by a vote of at least three-quarters of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then out standing shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

      9.2. Plan Amendment and Termination. The Board of Directors hereby reserves the right to amend, modify, and/or terminate the Plan at any time. However, no such amendment or termination shall in any manner adversely affect any Participant's interest in his Account, without the consent of the Participant. Without limiting the foregoing, the Company may, in its sole discretion,

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terminate the Plan in its entirety, in which case the value of each
Participant's Account shall be paid in full to such Participant and/or such Participants' beneficiary as promptly as practicable, or the Company may preclude any further deferral elections and/or other credits, but otherwise maintain the balance of the provisions of the Plan.

10.         CLAIMS PROCEDURE
            ----------------

      10.1. Initial Claim. Payments under the Plan shall be paid in accordance with the provisions of the Plan. The Participant, or a beneficiary designated pursuant to Article 7 or any other person claiming through the Participant, shall mail or deliver to the Committee a written request for benefits under this Plan. Such claim shall be reviewed by the Committee or its delegate.

      10.2. Denial of Claim. If the claim is denied, in full or in part, the Committee or its delegate shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, all appropriate information and an explanation of the steps to be taken if a review of the denial is desired.

      10.3. Review of Claim Denial. If the claim is denied and a review by the Board of Directors is desired, the Participant (or beneficiary) shall notify the Board of Directors or its delegate in writing within sixty (60) days (a claim shall be deemed denied if the Board of Directors does not take any action within the aforesaid ninety (90) day period) after receipt of the written notice of denial. In requesting a review, the Participant or his beneficiary may request a review of the Plan document or other pertinent documents, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Board of Directors.

11.         MISCELLANEOUS
            -------------

      11.1. Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is further intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and no further benefits shall accrue hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel to the

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Company that such balance of the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA, which is not so exempt. In addition, in the absolute discretion of the Committee, the vested benefit of each Participant accrued under such balance of the Plan on the date of termination shall be paid immediately to such Participant in a lump sum.

      11.2. Nontransferability. A Participant's rights or interests in the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant or to any assignee or creditor of a Participant's beneficiary.

      11.3. Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

      11.4. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

      11.5. Applicable Law. To the extent not preempted by federal law, the Plan shall be governed and construed in accordance with the laws of the state of Iowa.

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